Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

March 31, 2015

The balances in the sub-accounts on deposit with the trustee as of the above date were:

table

	Series 2003-1	Series 2004-1
General Sub-Account	$ 9,128,560.02	$ 34,866,768.32
Capital Sub-Account	$ 2,500,030.23	$ 3,949,252.92
Overcollateralization Sub-Account	$ 2,395,850.70	$ 3,455,385.13
Reserve Sub-Account	$ 1,128,546.49	$ 1,961,386.75

REP Deposit Account*	$ 5,491,940.86

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*   REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.